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                                                                       Exhibit 1

          STOCK OPTION AGREEMENT, dated as of March 20, 1995 (this "Agreement"), between KeyCorp, an Ohio corporation ("Grantee"), and AutoFinance Group, Inc., a California corporation ("Issuer").

                                   WITNESSETH:

          WHEREAS, Grantee, KeyCorp Finance Inc., an Ohio corporation and a wholly-owned subsidiary of Grantee ("KeySub"), and Issuer have entered into an Agreement of Merger (the "Merger Agreement") which has been executed by the parties hereto prior to this Agreement; and

          WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and in consideration thereof, Issuer has agreed to grant Grantee the Option (as defined below);

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          SECTION 1. Grant of Option. (a) Issuer hereby grants to
Grantee an unconditional, irrevocable Option (the "Option") to purchase, subject to the terms hereof, up to 3,718,194 fully paid and nonassessable shares of Common Stock, no stated par value ("Common Stock"), of Issuer at a price of $16.50 per share (the "Option Shares"); provided, however, that in the event Issuer, without the written consent of Grantee or otherwise in violation of the provisions of Section 2.2 of the Merger Agreement, hereafter issues (other than pursuant to options or warrants outstanding on the date of this Agreement), or agrees to issue any shares of Common Stock at a price less than $16.50 per share (as adjusted pursuant to subsection 6(a)), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares of Common Stock subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement other than pursuant to this Agreement, including, without limitation, pursuant to existing employee

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stock option plans, the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares of Common Stock subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

          SECTION 2. Exercise of Option. (a) Following the occurrence of a Purchase Event (as defined in Section 2(b)), Grantee may exercise the Option, in whole or in part, at any time and from time to time prior to the expiration of the right to exercise the Option (as provided in Section 2(c)); except that,
(i) Grantee may not exercise the Option if, at the time of exercise, it is in material breach of the Merger Agreement and has had written notice of that breach from Issuer for at least 20 days, (ii) any purchase of Option Shares upon exercise of the Option shall be subject to compliance with applicable law, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other governmental authority or regulatory or administrative agency or commission, domestic or foreign (each a "Governmental Entity"), and
(iii) to the extent necessary, any applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder with respect to the exercise of the Option shall have expired or been terminated.

          (b) As used herein, a "Purchase Event" means any of the following events that occurs after the date of this Agreement:

                    (i) Issuer or any subsidiary of Issuer, without the prior written consent of Grantee, shall have authorized, recommended, or proposed, shall have publicly announced an intention to authorize, recommend, or propose, or shall have entered into an agreement to effect, (A) a merger, consolidation, joint venture, or other business combination involving Issuer or any subsidiary of Issuer with or into any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) (other than a merger, consolidation, joint venture, or other business combination with or into Grantee or any subsidiary of Grantee, or a merger or consolidation of any subsidiary of Issuer with or into Issuer or any other subsidiary of Issuer), (B) a sale, lease, or other disposition of assets or earning power of Issuer or any of its subsidiaries, in one or more transactions, representing 50% or more

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          of the consolidated assets or earning power of Issuer and its subsidiaries to any person (other than Grantee or any subsidiary of Grantee), or (C) an issuance, sale, or other disposition (whether by means of a merger, consolidation, share exchange, or other transaction) of securities representing 25% or more of the voting power of Issuer or any subsidiary of Issuer to any person (other than Grantee or any subsidiary of Grantee) (any of the foregoing being an "Acquisition Transaction"; except that, (A) if Grantee has given its prior written consent to any such transaction, the transaction as to which Grantee has given its prior written consent shall not be an "Acquisition Transaction" and (B) that the transaction contemplated by the Patlex Spinoff Agreement shall not be a Purchase Event or an Acquisition Transaction);

                    (ii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder with respect to, a tender offer or exchange offer to acquire shares of Common Stock such that, upon consummation of the offer, such person would beneficially own 25% or more of the Common Stock of Issuer then outstanding;

                    (iii) any person (other than Grantee or any subsidiary of Grantee), alone or together with such person's Affiliates (the term "Affiliates" or "Associates" for purposes of this Agreement having the meaning assigned thereto in Rule 12b-2 under the Exchange Act), shall have acquired beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
          Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of 25% or more of the Common Stock then outstanding, or any group (the term "group" for purposes of this Agreement having the same meaning as in Section 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) (other than a group of which Grantee or any subsidiary of Grantee is a member) shall have been formed that beneficially owns 25% or more of the Common Stock then outstanding; or

                    (iv) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such shareholders (or any adjournment or postponement thereof) held for the purpose of voting on the Merger

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          Agreement, such meeting shall not have been held or shall have been canceled (and not rescheduled) prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors that Issuer's shareholders vote in favor of and approve the Merger and adopt the Merger Agreement, in each case after any person (other than Grantee or any subsidiary of Grantee) shall have publicly announced a bona fide proposal, or publicly disclosed a bona fide intention to make a bona fide proposal, to engage in a transaction which would be a Purchase Event under clause (i), (ii) or
          (iii) of this Section 2(b) (or the Issuer shall have publicly disclosed receipt of such a proposal).

          (c) Except as provided in the last sentence of this Section 2(c) and in Section 2(e), the right to exercise the Option shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) 12 months after the first occurrence of a Purchase Event, and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event. The rights set forth in Sections 7 and 9 shall not terminate when the right to exercise the Option terminates, but shall extend to such time as is provided in Sections 7 or 9, respectively. Notwithstanding the termination of the right to exercise the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option prior to termination of the right to exercise the Option.

          (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date on which the notice is sent being herein referred to as the "Notice Date") specifying (i) the number of Option Shares that it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than five business days nor later than 20 business days from the Notice Date for the closing of such purchase (the "Closing Date"). Notwithstanding the foregoing, if the closing of such purchase cannot be consummated by reason of any applicable judgment, decree, order, law, or regulation, the Closing Date shall be extended and occur not earlier than three business days nor later than 30 business days after such restriction on consummation has expired or been terminated. If prior notification to or approval by the Federal Reserve Board or any other Governmental Entity is required in connection with such purchase and sale, Grantee and Issuer shall each, to the extent required, promptly file and expeditiously process the notice or application for approval (and Issuer and Grantee shall cooperate with each other in the filing and processing thereof), and the Closing Date shall be extended and occur not earlier than three business days nor later than 30 business days after the date on

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which (x) any required notification period has expired or been terminated or (y)
such approval has been obtained, as the case may be, and, in either event, any requisite waiting period has expired.

          (e) Notwithstanding Section 2(d), in no event shall any Closing Date be more than 12 months after the Notice Date, and, if the Closing Date has not occurred within 12 months after the related Notice Date due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Entity, the exercise of the Option on the Notice Date shall be deemed to have been rescinded. Notwithstanding the preceding sentence, in the event (i) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Entity required for the purchase and sale of the Option Shares will not be issued or granted or (ii) a Closing Date has not occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 9.

          SECTION 3. Payment and Delivery of Certificates. (a) On the
Closing Date, Grantee shall pay to Issuer in immediately available funds, by wire transfer to a bank account designated by Issuer, an amount equal to the Option Price multiplied by the number of Option Shares to be purchased on the Closing Date.

          (b) On each Closing Date, simultaneous with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares being purchased, and Grantee shall deliver to Issuer a letter in which Grantee agrees not to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

          (c) Certificates for the Option Shares shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF AN AUTOFINANCE GROUP, INC. STOCK OPTION AGREEMENT DATED AS OF MARCH 20, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the reference in the foregoing legend to restrictions arising under the Securities Act shall be removed, by delivery of a substitute certificate or certificates without such reference, if Grantee delivers to Issuer a copy of a

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letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

          SECTION 4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to Grantee obtaining the approvals, if any, contemplated by this Agreement or required by law, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

          (b) Authorized Stock. Issuer has heretofore taken, and until termination of the right to exercise the Option shall hereafter take, all corporate and other action necessary to authorize and reserve, and to permit it to issue, all of the Option Shares, including any additional shares of Common Stock or other securities that may be issued pursuant to Section 6. The Option Shares, including any such additional shares of Common Stock or other securities, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind, including any preemptive rights of any shareholder of Issuer.

          (c) No Conflicts. Except as disclosed pursuant to the Merger Agreement, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a violation of or default under, (i) any provision of the Articles of Incorporation or By-laws of Issuer or any subsidiary of Issuer or (ii), subject to Grantee obtaining the approvals, if any, contemplated by this Agreement or required by law, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Issuer or any subsidiary of Issuer or their respective properties or assets, which conflict, violation, or default would have a material adverse effect on Issuer.

          SECTION 5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and,

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subject to Grantee obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

          (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a violation of or default under, (i) any provision of the Articles of Incorporation or Regulations of Grantee or any subsidiary of Grantee or (ii) subject to Grantee obtaining the approvals referred to in this Agreement or required by law, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Grantee or any subsidiary of Grantee or their respective properties or assets, which conflict, violation, or default would have a material adverse effect on Grantee.

          (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

          SECTION 6. Adjustment upon Changes in Capitalization, etc. (a)
In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares, other securities, property, or cash that Grantee would have received in respect of the Option Shares if the Option had been exercised and the Option Shares had been issued to Grantee immediately prior to such event or the record date therefor, as applicable.

          (b) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any person (other than Grantee or any subsidiary of Grantee), and Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) pursuant to which any person (other than Grantee or any subsidiary of Grantee) shall merge into Issuer, and Issuer shall be the continuing or surviving corporation, but outstanding

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shares of Common Stock shall be changed into or exchanged for stock, other securities, property, or cash, or (iii) to sell, lease, or otherwise transfer assets of Issuer or any of its subsidiaries, in one or more transactions, representing more than 50% of the consolidated assets or earning power of Issuer and its subsidiaries to any person (other than Grantee or any subsidiary of Grantee), then, and in each such case, the agreement governing such transaction shall make proper provisions so that, upon the consummation of such transaction, the Grantee may, in its discretion, (x) retain the Option to purchase the Option Shares or (y) convert the Option into the right to receive, at the election of Grantee either from the Acquiring Corporation (as defined in Section 6(c)) or from any person that controls the Acquiring Corporation, the number and class of shares, other securities, property, or cash that Grantee would have received in respect of the Option Shares if the Option had been exercised and the Option Shares had been issued to Grantee immediately prior to the consummation of such transaction, the distribution of the proceeds thereof to Issuer's shareholders, or the record date therefor, as applicable.

          (c) For purposes of this Agreement, "Acquiring Corporation" means (i) the continuing or surviving corporation in a merger or consolidation involving Issuer in which Issuer is not the continuing or surviving corporation, (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation, and (iii) the transferee of more than 50% of the consolidated assets or earning power of Issuer and its subsidiaries. The provisions of Sections 6, 7, 8, 9, 10, and 11 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

          SECTION 7. Repurchase of Option at Request of Grantee. (a) At the request of Grantee at any time during the period beginning upon the first occurrence of a Repurchase Event (as defined in Section 7(d)) and ending 12 months thereafter, Issuer shall repurchase from Grantee the Option (unless the Option shall have expired or been terminated) and all shares of Common Stock purchased by Grantee upon exercise of the Option that are beneficially owned by Grantee at the Request Date (as defined in this Section 7(a)). (The date on which Grantee requests that Issuer repurchase the Option or Option Shares under this Section 7 is referred to as the "Request Date"). Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

                    (x) the aggregate Option Price paid by Grantee for all shares of Common Stock purchased upon exercise of the Option that are beneficially owned by Grantee on the Request Date;

                    (y) the excess, if any, of the Applicable Price (as defined in Section 7(c)) over the Option Price paid by Grantee for each share of Common Stock

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          with respect to which the Option has been exercised that are beneficially owned by Grantee on the Request Date, multiplied by the number of such shares; and

                    (z) the excess, if any, of the Applicable Price over the Option Price (adjusted pursuant to Section 6), multiplied by the number of Option Shares with respect to which the Option has not been exercised; provided that, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, the Closing Date shall be suspended and the Option shall be treated, for purposes of this clause (z), as if it had not been exercised.

          (b) If Grantee exercises its rights under this Section 7, Issuer shall, within 10 business days after the Request Date, pay the Put Consideration to Grantee in immediately available funds, by wire transfer to a bank account designated by Grantee; Grantee shall, against receipt of the payment therefor, surrender to Issuer the Option and the certificates evidencing the shares of Common Stock purchased upon exercise of the Option that are beneficially owned by Grantee on the Request Date; and Grantee shall warrant that it has sole ownership of such shares, free and clear of all liens, claims, charges, and encumbrances of any kind. Notwithstanding the foregoing, if Issuer is prohibited from paying all or any portion of the Put Consideration by reason of any applicable judgment, decree, order, law, or regulation, Issuer shall immediately pay that portion of the Put Consideration that it is not prohibited from paying, shall from time to time thereafter immediately pay such further portion of the Put Consideration that it is not then prohibited from paying, and, in all cases, shall pay the balance of the Put Consideration within 10 business days after such prohibition has expired or been terminated. Upon receipt of a partial payment of the Put Consideration, Grantee shall surrender a portion of the Option and/or Option Shares, as selected by Grantee, corresponding (as closely as practicable) to the portion of the Put Consideration received by Grantee.

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender offer or exchange offer has been made for shares of Common Stock after the date of this Agreement and on or prior to the Request Date, (ii) the highest price per share to be paid by any person (other than Grantee or one of its subsidiaries) for shares of Common Stock or the highest consideration per share to be received by holders of Common Stock, in each case pursuant to an agreement for a merger, consolidation, joint venture, or other business combination with Issuer entered into after the date hereof and on or prior to the Request Date, (iii) the highest closing sales price per share of Common Stock reported on the National Market System of the National Association of Securities

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Dealers Automated Quotation System ("NASDAQ") (or, if transactions in Common
Stock are not reported on NASDAQ, the highest bid price quoted on the principal trading market on which the Common Stock is traded as reported by a recognized source) during the 60 business days preceding the Request Date, and (iv) in the event of the sale by Issuer or its subsidiaries, in one or more transactions, of assets or earning power aggregating more than 50% of the consolidated assets or earning power of Issuer and its subsidiaries to any person (other than the Grantee or any subsidiary of Grantee), the sum of the price paid for such assets or earning power and the current value of the remaining assets of Issuer and its subsidiaries divided by the number of shares of Common Stock outstanding at the time of the sale. The value of any consideration other than cash that is offered, paid, or received pursuant to clauses (i), (ii), or (iv) of this
Section 7(c), and the value of the remaining assets of Issuer and its subsidiaries referred to in clause (iv), shall be determined in good faith by an independent nationally recognized investment banking firm mutually acceptable to Grantee and Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, a "Repurchase Event" means (i) the consummation of an Acquisition Transaction, provided, that, the percentage for purposes of
Section 2(b)(i)(B) shall be 50% and the percentages for purposes of Section 2(b)(i)(C) shall be 30%, or (ii) any person (other than the Grantee or any subsidiary of Grantee), alone or together with such person's Affiliates and Associates shall have acquired beneficial ownership of 30% or more of the Common Stock then outstanding, or any group (other than a group of which Grantee or any subsidiary of Grantee is a member) shall have been formed that beneficially owns 30% or more of the Common Stock then outstanding.

          SECTION 8. Repurchase of Option at Request of Issuer. (a)
Except to the extent that Grantee shall have previously exercised its rights under Section 7, at the request of Issuer during the six-month period commencing 12 months following the first occurrence of a Repurchase Event, Issuer may repurchase from Grantee, and Grantee shall sell to Issuer, all (but not less than all) of the shares of Common Stock purchased by Grantee upon exercise of the Option that are beneficially owned by Grantee on the Call Date (as defined in this Section 8(a)) at a price (the "Call Consideration") equal to the greater of (x) 110% of the Current Market Price (as defined in Section 8(c)) and (y) the sum of (A) the Option Price paid by Grantee for such shares plus (B) Grantee's pretax per share carrying cost (as defined in Section 8(c)), multiplied in either case by the number of shares being repurchased. (The date on which Issuer requests that Grantee sell the Option Shares under this Section 8 is referred to as the "Call Date"). Notwithstanding the foregoing, Grantee may, within 30 days following Issuer's notice of its intention to purchase shares pursuant to this
Section 8, deliver an Offeror's

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Notice pursuant to Section 10, in which case the provisions of Section 10 and not those of this Section 8 shall control. Notwithstanding any contrary provision of this Section 8, Issuer's rights under this Section 8 shall be suspended (with any such rights being extended accordingly) during any period in which the exercise of such rights would subject Grantee to liability pursuant to
Section 16(b) of the Exchange Act.

          (b) If Issuer exercises its rights under this Section 8 and Grantee does not deliver an Offeror's Notice or sell shares of Common Stock to a third party pursuant to the Offeror's Notice, Issuer shall, within 10 business days after the thirtieth day following Issuer's notice of its intention to purchase shares pursuant to this Section 8 or, if applicable, within 10 business days after abandonment of the transaction covered by the Offeror's Notice, pay the Call Consideration in immediately available funds, by wire transfer to a bank account designated by Grantee; Grantee shall surrender to Issuer the certificates evidencing the shares of Common Stock purchased upon exercise of the Option that are beneficially owned by Grantee on the Call Date; and Grantee shall warrant that it has sole ownership of such shares, free and clear of all liens, claims, charges, and encumbrances of any kind.

          (c) As used herein, (i) "Current Market Price" means the average closing sales price per share of Common Stock reported on NASDAQ (or if the Common Stock is not reported on NASDAQ, the highest bid price quoted on the principal trading market on which such shares are traded as reported by a recognized source) for the 10 business days preceding the Call Date, and (ii) "Grantee's pretax per share carrying cost" shall be the amount equal to the interest on the aggregate Option Price paid for the shares of Common Stock being repurchased pursuant to this Section 8 from the date of purchase to the date of repurchase at the rate of interest announced by Issuer as its prime or base lending or reference rate during such period, less any dividends received on the shares being repurchased, divided by the number of shares being repurchased.

          SECTION 9. Registration Rights. If requested by Grantee at any time and from time to time within (a) the period beginning upon the first exercise of the Option and ending three years thereafter or (b) the period beginning upon the occurrence of either of the events set forth in clauses (i) and (ii) of Section 2(e), or the receipt by Grantee of official notice that an approval of the Federal Reserve Board or any other Governmental Entity required for a repurchase pursuant to Section 7(c) will not be issued or granted, and ending 60 business days thereafter (but solely as to shares of Common Stock with respect to which the required approval was not received), Issuer shall as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other

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disposition of any or all shares of Common Stock or other securities that have been purchased by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including, if applicable, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee shall use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to use reasonable efforts to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that no purchaser or transferee shall purchase or acquire from the Grantee and/or the underwriters more than 2% of the Common Stock outstanding upon consummation of the sale or disposition. Issuer shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor, and to keep such registration statement effective for such period (not in excess of 90 days, in the case of a filing on a form other than Form S-3, or 180 days in the case of a filing on Form S-3 from the day such registration statement first becomes effective) as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain an approval required for an exercise of the Option as described in
Section 2(e), the closing of the sale or other disposition of Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate during any consecutive 12-month period if the Board of Directors of Issuer determines that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense, except for underwriting discounts or commissions, brokers' fees, and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 9, Issuer effects a registration under the Securities Act of any Common Stock for its own account or for the account of any shareholder of Issuer (other than a registration on Form S-4, Form S-8, or any successor form), Issuer shall afford Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided that, if the managing underwriters of such offering advise Issuer in writing that, in their opinion, the number of shares of Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, Issuer shall include the shares requested to be included in the offering by Grantee pro rata with the shares intended to be included in the offering by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          SECTION 10. First Refusal. At any time after the first occurrence of a Purchase Event and prior to the later of (a) the expiration of 24 months following the first purchase of shares of Common Stock upon exercise of the Option and (b) the termination of the right to exercise the Option pursuant to Section 2(c), if Grantee desires to sell, assign, transfer, or otherwise dispose of all or any of the shares of Common Stock or other securities purchased by it upon exercise of the Option, Grantee shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days after receipt of such Offeror's Notice by Issuer, to sell such shares or other securities to Issuer on the same terms and conditions and at the same price as those set forth in the Offeror's Notice for the proposed transaction. The purchase of any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer by Issuer, and the purchase price shall be paid to Grantee in immediately available funds. In the event of the failure or refusal of Issuer to purchase all the shares or other securities covered by an Offeror's Notice, Grantee may thereafter sell all, but not less than all, of such shares to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 10 shall not apply to
(x) any disposition as a result of which the proposed transferee will purchase or acquire in such transaction not more than 2% of the outstanding Common Stock,
(y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably ensure that no purchaser will purchase or acquire more than 2% of the outstanding Common Stock, or (z) any transfer to a wholly owned subsidiary of Grantee that agrees in writing to be bound by the terms hereof.

          SECTION 11. Listing. If shares of Common Stock or any other securities to be acquired upon exercise of the Option are then quoted on NASDAQ or any stock exchange, Issuer, at the request of Grantee, will, if necessary, promptly take all action as is necessary to continue the listing of such shares or other securities on NASDAQ or the applicable stock exchange, as the case may be.

          SECTION 12. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for options of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Agreement, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement, when executed and delivered, shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          SECTION 13.  Miscellaneous.

            (a) Expenses. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision, but such waiver shall only be effective if in writing and signed by the party entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) Entire Agreement; No Third-Party Beneficiary;
Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, the Merger Agreement, and the other documents and instruments referred to therein and herein (a) constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to their subject matter and
(b) are not intended to confer upon any person other than the parties hereto any right or remedies. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void, or unenforceable, the other terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire, or to require Issuer to repurchase, such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

          (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as shall be specified by like notice):

          If to Issuer, to:

          AutoFinance Group, Inc.
          601 Oakmont Lane
          Westmont, Illinois 60559-5549
          Telecopy:  (708) 655-2376
          Attention: Blair T. Nance

          With copies to:

          Morgan, Lewis & Bockius
          2000 One Logan Square
          Philadelphia, Pennsylvania  19903-6693
          Telecopy:  (215) 563-5299
          Attention: Stephen M. Goodman, Esq.

          If to Grantee, to:

          KeyCorp
          127 Public Square
          Cleveland, Ohio 44114
          Telecopy:  (216) 689-7827

          Attention: Mr. Roger Noall
            Senior Executive Vice President
            and Chief Administrative Officer

          With copies to:

          KeyCorp
          127 Public Square
          Cleveland, Ohio 44114
          Telecopy:  (216) 689-4121
          Attention:  Daniel R. Stolzer, Esq.
            Senior Vice President
            and Senior Managing Counsel

          (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterparts.

          (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, Grantee may assign its rights and interests herein and under the Option from and after the occurrence of a Purchase Event without the prior consent of Issuer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the foregoing, until the Federal Reserve Board approves an application or notice filing by Grantee to acquire the Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

          (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) Specific Performance. This Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties hereby waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and agree that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                       KEYCORP

                                       By:  /s/  Andrew R. Tyson
                                          ---------------------------
                                       Title: Senior Vice President

                                       AUTOFINANCE GROUP, INC.

                                       By:  /s/  A. E. Steinhaus
                                          ---------------------------
                                       Title: President and Chief
                                              Executive Officer